Exhibit 99.1

UNITED STATES LIME & MINERALS, INC. — NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Timothy W. Byrne
(972) 991-8400

UNITED STATES LIME & MINERALS REPORTS
THIRD QUARTER 2013 RESULTS

Dallas, Texas, October 30, 2013 - United States Lime & Minerals, Inc. (NASDAQ: USLM) today reported third quarter 2013 results:  Revenues in the third quarter 2013 increased to $36.9 million from $34.1 million compared to the third quarter 2012, an increase of $2.8 million, or 8.2%.  Revenues from the Company’s lime and limestone operations in the third quarter 2013 increased $2.9 million, or 9.0%, to $35.5 million from $32.6 million in the comparable 2012 quarter, while revenues from its natural gas interests decreased $157 thousand, or 10.1%, to $1.4 million from $1.6 million in the comparable prior year quarter.  For the nine months ended September 30, 2013, revenues decreased to $103.7 million from $106.7 million in the comparable 2012 period, a decrease of $3.0 million, or 2.8%.  Revenues from the Company’s lime and limestone operations in the first nine months 2013 decreased $1.9 million, or 1.8%, to $99.3 million from $101.2 million in the comparable 2012 period, while revenues from its natural gas interests decreased $1.1 million, or 20.8%, to $4.3 million from $5.5 million in the comparable prior year period.

The increase in lime and limestone revenues in the third quarter 2013 as compared to the third quarter 2012 resulted primarily from increased sales volumes of the Company’s lime and limestone products due to increased demand, principally from its construction and environmental customers. The decrease in lime and limestone revenues in the first nine months 2013 compared to the comparable 2012 period resulted primarily from decreased demand, principally from the Company’s steel customers due to the reduction in steel output in the United States and from its oil and gas services customers due to reduced oil and gas drilling activity in the Company’s markets, partially offset by increased sales volumes to the Company’s construction and environmental customers, and a slight increase in prices realized for the Company’s lime and limestone products in the 2013 period, compared to the comparable 2012 period.

Production volumes from the Company’s natural gas interests for the third quarter 2013 totaled 239 thousand MCF, sold at an average price of $5.87 per MCF, compared to 303 thousand MCF, sold at an average price of $5.19 per MCF, in the comparable 2012 quarter.  Production volumes for the first nine months 2013 from natural gas interests totaled 751 thousand MCF, sold at an average price of $5.75 per MCF, compared to the first nine months 2012 when 957 thousand MCF was produced and sold at an average price of $5.69 per MCF.  The Company’s average prices per MCF exceeds average natural gas prices because the Company’s natural gas contains liquids.  The Company’s average prices per MCF in the 2013 periods were higher than in the prior year’s comparable periods due to the increases in natural gas prices, partially offset by lower prices for natural gas liquids.

The Company’s gross profit was $9.1 million in the third quarter 2013, compared to $7.8 million in the comparable 2012 quarter, an increase of $1.4 million, or 17.4%. Gross profit in the first nine months 2013 was $24.4 million, a decrease of $950 thousand, or 3.8%, from $25.3 million in the first nine months 2012.

Included in gross profit for the third quarter and first nine months 2013 were $8.4 million and $22.4 million, respectively, from the Company’s lime and limestone operations, compared to $7.0 million and $22.2 million, respectively, in the comparable 2012 periods.  The increased gross profit for the Company’s lime and limestone operations in the third quarter 2013 resulted primarily from the increase in revenues discussed above. The increase in gross profit for the first nine months 2013 resulted primarily from a decrease in outside contractor stripping costs to $1.5 million, compared $2.6 million in the comparable 2012 period, partially offset by the decrease in revenues discussed above.  The timing and amount of contract stripping costs in future periods will depend upon, among other things, the availability and cost-effective utilization of the contractors and their equipment.

Gross profit from the Company’s natural gas interests decreased to $701 thousand and $1.9 million for the third quarter and first nine months 2013, respectively, from $787 thousand and $3.1 million, respectively, in the comparable 2012 periods, primarily due to the decreases in revenues in the 2013 periods, compared to the prior year periods.  No new wells were drilled in the first nine months 2013 or are currently being drilled.  The Company cannot predict the number of additional wells that ultimately will be drilled, if any, or their results.

The Company reported net income of $4.8 million ($0.86 per share diluted) in the third quarter 2013, compared to net income of $3.9 million ($0.71 per share diluted) in the third quarter 2012, an increase of $842 thousand, or 21.3%.  For the first nine months 2013, net income decreased by $460 thousand, or 3.6%, to $12.2 million ($2.19 per share diluted), compared to $12.6 million ($2.19 per share diluted) for the first nine months 2012.

“While it is difficult to determine the impact of the recent partial federal government shutdown in the short term, we expect demand for our lime and limestone products from our construction and environmental customers to continue to increase moderately in the fourth quarter 2013, compared to last year’s fourth quarter, while demand from our steel and oil and gas services customers is expected to be flat year over year,” said Timothy W. Byrne, President and Chief Executive Officer.

United States Lime & Minerals, Inc., a NASDAQ-listed public company with headquarters in Dallas, Texas, is a manufacturer of lime and limestone products, supplying primarily the construction (including highway, road and parking lot contractors), metals (including steel producers), environmental (including municipal sanitation and water treatment facilities and flue gas treatment), oil and gas services, industrial (including paper and glass manufacturers), roof shingle and agriculture (including poultry and cattle feed producers) industries.  The Company operates lime and limestone plants and distribution facilities in Arkansas, Colorado, Louisiana, Oklahoma and Texas through its wholly owned subsidiaries, Arkansas Lime Company, Colorado Lime Company, Texas Lime Company, U.S. Lime Company, U.S. Lime Company — Shreveport, U.S. Lime Company — St. Clair and U.S. Lime Company — Transportation.  In addition, the Company, through its wholly owned subsidiary, U.S. Lime Company O & G, LLC, has royalty and non-operating working interests pursuant to an oil and gas lease and a drillsite agreement on its Johnson County, Texas property, located in the Barnett Shale Formation.

Any statements contained in this news release that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, and investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including without limitation those risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

(Tables Follow)

United States Lime & Minerals, Inc.

CONDENSED CONSOLIDATED FINANCIAL DATA

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
INCOME STATEMENTS	2013	2012	2013	2012

Revenues
Lime and limestone operations	$35,498	$32,558	$99,337	$101,192
Natural gas interests	1,401	1,558	4,319	5,450
Total	$36,899	$34,116	$103,656	$106,642

Gross profit
Lime and limestone operations	$8,409	$6,972	$22,439	$22,247
Natural gas interests	701	787	1,926	3,068
Total	$9,110	$7,759	$24,365	$25,315
Operating profit	$6,887	$5,669	$17,700	$18,631
Interest expense	451	539	1,405	1,657
Other expense (income), net	59	(16)	(15)	(67)
Income tax expense	1,588	1,199	4,139	4,410
Net income	$4,789	$3,947	$12,171	$12,631
Income per share of common stock:
Basic	$0.86	$0.71	$2.19	$2.19
Diluted	$0.86	$0.71	$2.19	$2.19
Weighted-average shares outstanding:
Basic	5,563	5,550	5,560	5,757
Diluted	5,574	5,558	5,570	5,768

	September 30,	December 31,
BALANCE SHEETS	2013	2012
Assets:
Current assets	$76,291	$59,959
Property, plant and equipment, net	109,518	114,042
Other assets, net	208	245
Total assets	$186,017	$174,246
Liabilities and Stockholders’ Equity:
Current liabilities	$14,921	$13,340
Debt, excluding current installments	17,917	21,667
Deferred tax liabilities, net	2,438	15,654
Other liabilities	17,180	3,230
Stockholders’ equity	133,561	120,355
Total liabilities and stockholders’ equity	$186,017	$174,246

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